Exhibit 10.18

Enhanced Executive Rewards Policy
Revised January 30, 2020

As a member of Gartner’s Operating Committee employed in the United States, you play a vital role in the overall success of our Company. To that end, your total rewards plan has the following enhancements that are summarized in this Enhanced Executive Rewards Policy (this “Policy”):

•	Deferred Compensation Plan with discretionary match

•	Charitable match limit of $20,000 per year under the Gartner Gives Program

•	Special equity vesting provisions in the event of retirement

•	Stock ownership guidelines

•	35 Paid Time Off (PTO) days

•	Enhanced severance benefits

ERISA-Excess Benefit - Deferred Compensation Plan with Discretionary Match

This program allows you to contribute in excess of current 401(k) limits into Gartner’s non-qualified Deferred Compensation Plan (DCP). OC Members who defer salary or bonus under this plan may be eligible for an additional Company match in accordance with the terms of the plan. The match is discretionary and determined by the Company each year prior to the enrollment period; refer to the Deferred Compensation Plan enrollment materials for current details.

Historically, the way this plan has worked, if the Gartner match within the 401(k) plan is 100% on the first 4% you contribute, subject to an annual limit (which in 2020 = $7,200), the DCP would provide a mechanism for the match on the first 4% deferred to be not limited by the 401k match.

To put the value of the DCP match in context, if you elected a 4% deferral on your base salary and bonus in the DCP and your base and bonus earnings = $700,000, the combination of your 401k match ($7,200) and your DCP match ($20,800) would equal $28,000. Of course, if your base and bonus earnings are higher, the match would be higher too.

To be eligible for discretionary excess DCP matching, you must elect your deferral rate during our end of year deferred compensation enrollment process. In other words, you would first be eligible for the plan in the year following the first enrollment period.

Each year, the Company reserves the right to modify the underlying 401(k) plan and the 401(k) match as well as the enhanced discretionary match within the DCP.

Gartner Gives - Enhanced Match Limit
Gartner is proud to support associates worldwide in their personal philanthropy by providing a global charity match program.  By providing matching funds to charitable organizations that our associates personally support, Gartner increases the impact of your donation in areas where associates live and work to maximize giving. Through your generous donations and fundraising efforts, we can make a difference! Gartner associates have a matching opportunity of up to $5,000 per year. The Operating Committee has a match limit of $20,000 per calendar year.
Please refer to Gartner at Work for specifics on plan rules and our portal through which you can make charitable contributions.

Treatment of Equity Awards Upon Retirement

Rule of 65 for awards granted prior to January 1, 2020: In 2015, for the Operating Committee only, we changed the treatment of equity upon retirement pursuant to the “Rule of 65” to provide for continued vesting based upon the “feathered-in” schedule set forth below:

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For purposes of this Policy, the “Rule of 65” means that your age is 55 or more, your years of service total five or more, and the combination of your age and years of service is equal to 65 or more. Partial years will be counted solely to determine whether you satisfy the total of 65 or more, but will not be rounded. For purposes of illustration only, if you are 58 years and eight months old, and have six years and five months of service, your total age plus years of service would be equal to 65 years and one month (so your total would be 65). Thus, under this example, you would meet the age requirement (55+) and the years of service requirement (5+), and your total would be 65, so you would be considered to satisfy the Rule of 65.

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If you retire pursuant to the Rule of 65, then you are eligible for the following treatment with respect to your outstanding awards under Gartner’s Long-Term Incentive Plan, as amended (the “LTIP”) that were made prior to January 1, 2020:

◦	You are eligible for one tranche (12 months) of vesting.

◦	If age 60, you are eligible for 1 more tranche (2 total) of continued vesting if you retire under the Rule of 65.

◦	If age 61, you are eligible for 2 more tranches (3 total) of continued vesting if you retire under the Rule of 65.

◦	If age 62, all tranches are eligible for continued vesting if you retire under the Rule of 65.

◦	Notwithstanding anything herein to the contrary, in order to be eligible for continued vesting, you must sign a non-competition agreement.

•	For mid-year retirements, the same year’s PSU and SAR grant will be pro-rated for purposes of determining vesting under the Rule of 65.

Rule of 55 + 10 for awards granted on or after January 1, 2020: For all grants made on or after January 1, 2020, the “feathered-in” schedule and the Rule of 65 will no longer apply in the event of a retirement. Instead, if you retire after attaining age 55 or higher and have 10 or more years of service, you would qualify for a Retirement (as such term is defined in the award agreements under the LTIP) and be considered fully eligible for continued vesting of all tranches of unvested equity, subject to the terms of the award agreements under the LTIP. For mid-year retirements, the same year’s PSU and SAR grant will be pro-rated for purposes of determining vesting in the event of a Retirement.

For the avoidance of doubt, any grants made prior to 2020 will continued to be governed by the Rule of 65 in the event of a retirement and will be subject to the “feathered-in” schedule set forth above. Any grants made on or after January 1, 2020 are subject to the new definition of Retirement, and continuation of vesting in the event of a Retirement and exercisability of outstanding equity awards with an exercisability feature are as set forth in the award agreements under the LTIP.

Stock Holding Period Requirement

On May 1st of each year, your stock ownership position will be measured versus your then-current base salary. The requirement is that the value of your owned shares plus the value of unvested performance share units and unvested restricted stock units equals or exceeds three (3) times the value of your base salary.

If your ownership position is under 3 times your base salary, you will be restricted from selling up to 50% of your released shares until the next May 1st measurement period and until you satisfy the requirements.

Paid-Time-Off (PTO) Program

Gartner understands the importance of time away from work and how it results in a better frame of mind to provide outstanding results. As a senior leader of Gartner, you will be eligible for the highest level of PTO days, 35 days per year.

If your employment should terminate, you will be paid for any unused PTO in the year of termination, up to a maximum of 25 days. The rate is based on your base salary only.
Enhanced Severance Benefits

The role you play as a senior leader has a higher risk/reward than other roles. In order to ensure that you are focused on your responsibilities, we have included an enhanced severance benefit.

If you are terminated without Cause (including as a result of the elimination of your position), then you will be entitled to receive the following:

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your current annual base salary through your termination date (and a lump sum payment equal to any accrued, unused PTO, up to a maximum of 25 days) plus continued base salary for a period of twelve months following the termination date, payable in accordance with Gartner’s regular payroll schedule as in effect from time to time;

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the right to exercise all stock appreciation rights and other exercisable rights held by you that are vested as of the termination date for a period of 90 days following the termination date (unless more favorable rights are set forth in the award agreements governing such awards); and

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reimbursement for COBRA premiums incurred, minus the contribution paid by active associates, to continue group health benefits under Gartner’s plan (or, at Gartner’s election, to obtain substantially similar health benefits through a third party carrier) for twelve months for you and any other family members (i.e., your spouse and any eligible children) for whom you have made the appropriate election.

In addition, to refresh your memory, in the event of certain terminations of your employment (other than a retirement, which is summarized above), your awards under the LTIP will be treated as follows (more detail can be found in Appendix A):

•	Termination due to death or Disability results in full and complete vesting of outstanding and unvested equity awards under the LTIP.

•	If you are terminated without Cause in the 12 months following a Change of Control, you are eligible for full and complete vesting of any outstanding and unvested equity awards under the LTIP.

•	“Cause,” “Change of Control” and “Disability” are each as defined in the LTIP.

In order to receive any enhanced severance benefits under this Policy (including, but not limited to, the enhanced equity award treatment described herein), you must execute and deliver a release of claims acceptable to Gartner within 60 days following termination. Payment of amounts that are exempt from Section 409A (see Appendix B) will begin upon the expiration of the release’s revocation period, but payment of any Section 409A “deferred compensation” will begin only upon the expiration of the 60-day period (subject to any further delay required under Appendix B).

Except as provided in this Policy, you shall not be entitled to any other compensation, severance or other benefits upon a termination of your employment with Gartner, other than potential enhanced equity vesting under the LTIP in the event of certain terminations of employment, as described in this Policy (or as set forth in the award agreements under the LTIP, as applicable).

In Conclusion

These benefits are being offered to you to supplement the current benefits package offered to all associates. You are not required to utilize these additional benefits, but may choose the ones that best meet your individual requirements.

The receipt of these benefits is contingent upon your signature below. By signing below, you acknowledge and agree that this Enhanced Executive Rewards Policy, together with those non-severance benefits offered generally to all Gartner associates, shall be the only benefits to which you are entitled, and that any and all other benefits or arrangements, whether oral or in writing, previously existing between you and Gartner have been superseded and extinguished by this Policy.

Benefits provided under this Policy are subject to Appendix A (Treatment of Equity Upon Certain Terminations of Employment) and B (Compliance with Code Section 409A), each of which are attached hereto and are incorporated by reference into this Policy.

Acknowledged

By:_______________________
Print name:

APPENDIX A
Treatment of Equity Upon Certain Terminations of Employment

Termination without Cause following a Change of Control.

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For all grants under the LTIP made before January 1, 2019, if your employment is terminated without Cause (including as a result of the elimination of your position) during the 12-month period following a Change of Control, then, in addition to the payments and benefits described above under “Enhanced Severance Benefits,” all outstanding equity awards shall vest in full and all outstanding equity awards with an exercise feature shall be immediately exercisable, and shall remain exercisable for 12 months following the termination date. For purposes of this Policy, in connection with a Change of Control only, “outstanding equity awards” includes all outstanding time-vesting equity awards and all outstanding performance-based equity awards as to which the performance criteria have not been certified, as of the termination date, by the Compensation Committee, and the performance criteria applicable to such performance-based equity awards shall be deemed achieved at target.

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For grants under the LTIP made on or after January 1, 2019, vesting in the event of a termination of your employment without Cause in connection with a Change of Control and exercisability of outstanding equity awards with an exercisability feature are the same as set forth in the first bullet point above. These terms are set forth in the award agreements under the LTIP governing such awards.

Death and Disability. All vesting restrictions lapse in the event of death or Disability, as set forth in the award agreements under the LTIP.

Order of Operations for Treatment of Equity Awards Upon Terminations of Employment While Retirement-Eligible. For the avoidance of doubt, if you are eligible for a retirement pursuant to this Policy and your employment terminates without Cause (either not in connection with or within 12 months following a Change of Control), your equity awards will be treated as follows:

•	Termination without Cause (No Change of Control):

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2015-2019 Awards: In the event that your employment terminates without Cause and you are retirement-eligible under the Rule of 65 as set forth in this Policy, your termination will be treated as a retirement under the Rule of 65, such that you will receive the equity award vesting treatment applicable to retirements under the Rule of 65.

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Post-2019 Awards: In the event that your employment terminates without Cause and you qualify for a Retirement under the terms of your equity award agreements under the LTIP, your termination will be treated as a Retirement, such that you will receive the treatment applicable to Retirements in the award agreements under the LTIP.

•	Termination without Cause (Within 12 Months Following Change of Control):

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2015-2018 Awards: If your employment terminates without Cause within the 12-month period following a Change of Control, your awards will be treated as set forth above in the first bullet point under “Termination without Cause Following a Change of Control.” Such treatment will apply regardless of whether you qualify for a retirement under the Rule of 65.

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Post-2018 Awards: If your employment terminates without Cause within the 12-month period following a Change of Control, your awards will be treated as set forth in the award agreements under the LTIP with respect to a “Qualifying Termination.” Such treatment will apply regardless of whether you qualify for a retirement under the Rule of 65 (or a Retirement under the terms of the award agreements under the LTIP, for awards granted after 2019).

APPENDIX B
Compliance with Code Section 409A

Section 409A of the Internal Revenue Code and the accompanying regulations (“Section 409A”) govern the payment of nonqualified deferred compensation. Payments and benefits under this Policy are intended to be exempt from Section 409A to the maximum possible extent and, if not exempt, are intended to comply with the requirements of Section 409A.

The payments and benefits provided under this Policy are intended to be exempt from Section 409A under the short-term deferral and separation pay exceptions to the maximum permissible extent; accordingly, each installment payment (i.e., the amount due on each payroll date) will be treated as a separate payment.

For any amounts provided under this Policy that are “deferred compensation” within the meaning of Section 409A (i.e., not exempt from Section 409A):

(a)
if payable as a result of termination of employment and you are a “Specified Employee” (as determined by Gartner under Section 409A, which generally will include all U.S. OC Members) at that time, amounts that otherwise would be paid during the first six months following termination will be delayed and accumulated for a period of six months and paid in a lump sum on the first day of the seventh month;

(b)	“termination of employment” means the date you experience a “separation from service” within the meaning of Section 409A; and

(c)	Gartner will not accelerate any such payment except to the extent permitted under Section 409A.

Any reimbursements or in-kind benefits provided under this Policy will be administered in accordance with Section 409A, such that: (a) the amount of expenses eligible for reimbursement or in-kind benefits provided during one year will not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other year; (b) reimbursement of eligible expenses will be made on or before December 31 of the year following the year in which the expense was incurred; and (c) the right to reimbursement or in-kind benefits is not subject to liquidation or to exchange for another benefit.

Nothing in the Policy or this Appendix B should be interpreted as an entitlement to or guarantee of any particular tax treatment, and in no event shall Gartner be liable for any tax, interest or penalty imposed on you under Section 409A or any damages for failing to comply with Section 409A.